FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN’S YOSPRALA™ RECEIVES
COMPLETE RESPONSE LETTER FROM THE FDA

Chapel Hill, North Carolina – December 17, 2014 – POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, announced today that their investigational drug candidates YOSPRALA™ 81/40 and 325/40 (aspirin / omeprazole delayed release tablets) have received a second complete response letter (CRL) from the U.S. Food and Drug Administration (FDA).  A CRL is issued by the FDA when the review of the file is completed and questions remain that preclude the approval of the new drug application (NDA) in its current form.

In this CRL, the FDA used identical wording to that of the first CRL, which was that during an inspection of the foreign manufacturing facility of an active ingredient supplier on April 25, 2014, a FDA field investigator conveyed deficiencies to the representative of the facility.  Satisfactory resolution of these deficiencies is required before this application may be approved. There were no clinical or safety deficiencies noted with respect to either YOSPRALA 81/40 or YOSPRALA 325/40 and no other deficiencies were noted in the CRL. Final agreement on the draft product labeling is also pending.

The supplier responded to FDA’s deficiencies in May, 2014 with a complete plan of action to correct all of the deficiencies noted. Since that time, the supplier has provided updates to the FDA on their progress on the action plan. During interactions today with the supplier, POZEN confirmed that there has been no new inspection of the facility from the compliance division at the FDA since last April, and that the facility has received no communication or comment from the compliance division at the FDA with respect to the supplier’s action plan and progress on the plan to address the deficiencies, other than informing the supplier that the matter is under review and that the division has many competing priorities.

“Based on inspections at the site by an expert consultant we retained and our review of all relevant documents and communications with the supplier’s personnel, we believe that the FDA issues raised during the April inspection have been adequately addressed.  So, our goal continues to be to do everything we can to assist the FDA compliance division with their review and to encourage them to move to completion of their review as soon as possible since this remains the only outstanding issue,” said John R. Plachetka, Chairman, President and Chief Executive Officer. “FDA regulations allow us to request a Type A meeting with the FDA to discuss the next steps required to gain approval of our NDA and we intend to request that meeting as soon as possible.”

Webcast

POZEN will host a webcast Wednesday, December 17, 2014 at 8:30 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About YOSPRALA (Formerly known as PA)

POZEN has created a portfolio of investigational integrated aspirin therapies - the YOSPRALA product platform. The products in the YOSPRALA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are YOSPRALA 81/40, containing 81 mg of aspirin, and YOSPRALA 325/40, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

Proposed PA8140/PA32540 Indications and Usage (Pending FDA Review and Approval)

PA8140/PA32540 Tablets contain 81 mg or 325 mg delayed release aspirin and 40 mg immediate-release omeprazole and are indicated for patients who require aspirin (1) to reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) to reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, (3) to reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris, (4) in patients who have undergone revascularization procedures (CABG, PTCA) when there is a pre-existing condition for which aspirin is already indicated, and to decrease the risk of developing gastric ulcers in patients at risk for developing aspirin-associated gastric ulcers.

Controlled studies with PA8140/PA32540 Tablets do not extend beyond 6 months.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our YOSPRALA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Patheon for the manufacture of YOSPRALA 81/40 and YOSPRALA 325/40; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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